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                                                                    Exhibit 11.1
                         ULTRAK, INC. AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE INCOME

                FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1996

                                  (Unaudited)


Computation of Income per Share-Primary:                                      Three Months        Six Months
- ---------------------------------------                                       ------------        ----------
Net income                                                                      $1,534,987         2,805,031

Less: Dividend requirements on preferred stock
                                                                                   (29,302)          (58,604)
                                                                                ----------        ----------

Net income allocable to common stockholders                                     $1,505,685         2,746,427
                                                                                ==========        ==========
Weighted average number of common shares
  outstanding during the period                                                  8,275,333         7,781,724

Net effect of dilutive stock options and
warrants based on the treasury method using
average market price                                                               534,401           466,050
                                                                                ----------        ----------
Shares used for computation                                                      8,809,734         8,247,774
                                                                                ==========        ==========
Income per share-primary                                                              $.17              $.33
                                                                                ==========        ==========

Computation of Income per Share-Assuming Full Dilution:
- ------------------------------------------------------
Net income                                                                      $1,534,987         2,805,031

Less: Dividend requirements on preferred stock                                          --                --
                                                                                ----------        ----------
Net income allocable to common stockholders                                     $1,534,987         2,805,031
                                                                                ==========        ==========
Weighted average number of common shares
  outstanding during the period                                                  8,275,333         7,781,724

Net effect of dilutive stock options and
warrants based on the treasury method using
the greater of average or ending price                                             564,611           564,399

Net effect of preferred stock conversion                                           406,981           406,981
                                                                                ----------         ---------
Shares used for computation                                                      9,246,925         8,753,104
                                                                                ==========        ==========
Income per share-assuming full dilution                                               $.17              $.32
                                                                                ==========        ==========